DENBURY RESOURCES INC.
                           P R E S S  R E L E A S E

                    Denbury Resources Announces 2004 Results
                      Tertiary Oil Production Hits New High

News Release
Released at 7:30 AM CDT

     DALLAS - February 24, 2005 - Denbury Resources Inc. (NYSE symbol: DNR) ("Denbury" or the "Company") today announced its fourth quarter and 2004 financial and operating results. The Company posted earnings for the full year 2004 of $82.4 million or $1.50 per share, a 46% increase over 2003 net income of $56.6 million or $1.05 per share, the increase primarily due to higher commodity prices. Fourth quarter 2004 net income was $22.5 million, or $0.41 per share, a 48% increase over fourth quarter 2003 net income of $15.2 million or $0.28 per share.

     Adjusted cash flow from operations (cash flow from operations before changes in assets and liabilities, a non-GAAP measure) for the fourth quarter of 2004 was $48.6 million, slightly higher than fourth quarter 2003 adjusted cash flow from operations of $47.8 million. Net cash flow provided by operations, the GAAP measure, totaled $17.7 million during the fourth quarter of 2004, as compared to $51.8 million during the fourth quarter of 2003. The difference between fourth quarter 2004 adjusted cash flow and cash flow from operations is due to the significant reduction of accounts payables and accrued liabilities during the quarter. (Please see the accompanying schedules for a reconciliation of net cash flow provided by operations, as defined by generally accepted accounting principles (GAAP), which is the GAAP measure, as opposed to adjusted cash flow from operations, which is the non-GAAP measure).

Review of Financial Results
---------------------------

     Denbury's fourth quarter 2004 production averaged 19,644 Bbls/d and 56.0 MMcf/d, or 28,977 BOE/d, a 4% increase over third quarter 2004 levels and a 4% increase over fourth quarter 2003 production levels, all after adjusting for the sale of offshore properties. Production from the Company's tertiary recovery operations set another quarterly record in the fourth quarter of 2004, averaging 7,242 BOE/d, a 4% increase over third quarter 2004 levels, and a 30% increase over the fourth quarter of 2003 average of 5,579 BOE/d. During the month of January 2005, production from these tertiary operations continued to increase, averaging over 8,300 BOE/d (approximately 27% of the Company's total production). Production from the Barnett Shale averaged 5.8 MMcf/d (962 BOE/d) during the fourth quarter of 2004, an almost threefold increase over the 1.6 MMcf/d (268 BOE/d) average production during the fourth quarter of 2003. Production during the fourth quarter of 2004 was 68% oil as compared to 55% oil for the comparable quarter of 2003, primarily as a result of the sale of Denbury's offshore properties in July 2004.

     Despite an overall lower production level as a result of this offshore sale, total revenues in the fourth quarter of 2004 increased $7.7 million (9%), as compared to revenues in the fourth quarter of 2003, primarily as a result of higher commodity prices, partially offset by higher hedging payments and lower production levels. In the fourth quarter of 2004, NYMEX oil prices averaged approximately $48.34 per Bbl, and natural gas NYMEX prices averaged approximately $7.25 per Mcf, as compared to NYMEX averages of approximately $31.20 per Bbl and $5.40 per Mcf in the fourth quarter of 2003. Denbury's weighted average price received per BOE was $13.82 higher per BOE (excluding hedges) in the fourth quarter of 2004 than in the comparable period of 2003. However, the Company paid $8.31 more per BOE on hedges during the 2004 quarterly period than payments a year earlier, reducing the net realized per BOE price increase between the respective fourth quarters to $5.51 per BOE.

     Oil price differentials (Denbury's net oil price received as compared to NYMEX prices) deteriorated during 2004, particularly in the last quarter, as the price of heavy, sour crude produced primarily in the Company's East Mississippi properties dropped significantly relative to NYMEX prices. The Company's average NYMEX differential increased from $3.54 per Bbl during the fourth quarter of 2003 to $6.48 per Bbl during the fourth quarter of 2004, a $2.94 per Bbl decrease in the price the Company received relative to NYMEX prices. For the full year periods, the average oil price differential was $3.60 per Bbl during 2003 as compared to $4.91 per Bbl during 2004.

     Overall, expenses were lower in the fourth quarter of 2004 than in the prior year's comparable quarter. Lease operating expenses were $1.3 million less on a gross basis as a result of the offshore sale, but increased from $6.78 per BOE in the fourth quarter of 2003 to $7.60 per BOE in the fourth quarter of 2004. The primary reasons for the higher cost per BOE were continued expansion of CO2 tertiary projects, which typically have a higher operating cost per BOE than conventional oil operations, higher lease fuel costs to inject and recycle CO2 due to high natural gas prices, and the cost of leased recycling facilities. Production taxes and marketing expenses also increased primarily as a result of the higher commodity prices.

     General and administrative expenses increased $1.8 million (38%) between the fourth quarter of 2003 and 2004, averaging $2.38 per BOE in the fourth quarter of 2004, up from $1.44 per BOE in the comparable quarter of 2003. The biggest portion of the increase relates to higher bonus levels for employees in 2004 as a result of the Company's strong performance during the year, non-cash amortization of the deferred compensation related to restricted stock issued to the officers and directors during the last half of 2004, increased litigation expenses, and incremental costs related to the Sarbanes-Oxley Act.

     Interest expense decreased 12% in the fourth quarter of 2004 as compared to the fourth quarter 2003, due to lower overall debt levels following the Company's $50 million debt reduction during 2003 and $75 million debt reduction during 2004. At December 31, 2004, the Company had approximately $140 million of net debt (long-term debt less working capital), one of the lowest leverage positions in the Company's history.

     Depletion, depreciation and amortization ("DD&A") expenses decreased $4.2 million (16%) in the fourth quarter of 2004 as compared to DD&A in the prior year fourth quarter. The DD&A rate in the fourth quarter of 2004 was $7.98 per BOE, about the same as the $8.00 per BOE in the prior year fourth quarter. DD&A expense on a per BOE basis decreased due to the sale of the Company's offshore properties in July 2004, which was partially offset by increasing estimates of future development costs due to rising industry costs.

     During 2004, the Company paid out $84.6 million on its hedges and incurred a net expense of $1.3 million primarily related to hedging transactions surrounding the Company's sale of its offshore properties. The total of $85.9 million is reflected in the income statement as $70.5 million of payments on the Company's effective hedges and $15.4 million of expenses on the Company's ineffective hedges. This compares to total payments during 2003 of $62.2 million and $3.6 million of other non-cash income relating to hedging. The hedge payments are expected to be substantially less in 2005 as most of the Company's existing hedges are price floors, which means the Company will retain any commodity price increases. Effective January 1, 2005, the Company plans to no longer use hedge accounting, which means that any changes in the fair value (i.e. mark-to-market) of the Company's derivative contracts will be charged to earnings each quarter rather than being charged to other comprehensive income.

2005 Outlook
------------

     Denbury's 2005 development and exploration budget (excluding acquisitions) is currently set at $305 million, including $45 million to build the Company's CO2 pipeline to East Mississippi which the Company may finance on a long-term basis upon completion. Over 60% of the combined 2005 capital budget is related to tertiary operations, as compared to approximately 43% of 2004 capital expenditures. The Company has adjusted its 2005 forecasted average production to approximately 31,000 BOE/d, an increase of approximately 500 BOE/d to adjust for the anticipated production from its High Island A-6 well, a well excluded from the offshore sale package that should commence production late in the first quarter. The adjusted production target represents an 11% increase in production over the Company's 2004 production levels, excluding 2004 offshore production. Production from the Company's tertiary operations is expected to increase from a 2004 average of 6,784 BOE/d to a projected 2005 average of almost 10,000 BOE/d, a 47% increase.

     Gareth Roberts, Chief Executive Officer, said: "2004 was one of our best years ever. During the year we (i) sold our offshore division for a good price, which also allowed us to further reduce debt, (ii) added approximately 1 Tcf of additional proven CO2 reserves, (iii) initiated Phase II (East Mississippi phase) of our CO2 program by commencing the construction of a CO2 pipeline to East Mississippi, (iv) accelerated our Phase I (Southwest Mississippi phase) CO2 program, (v) drilled five successful horizontal wells in the Barnett Shale with plans to accelerate this program during 2005, (vi) saw most of our out-of-the-money hedges expire, and (vii) completed a dramatic improvement in our float over the last two years with the final sale of stock by our former largest shareholder, the Texas Pacific Group. All of these factors, combined with high commodity prices, helped our stock reach new highs during 2004."

     "Our decision to focus on tertiary operations continues to be a winning strategy and the backbone of our Company. Tertiary oil production continues to grow and we added almost 19 million barrels of proved tertiary oil reserves at Brookhaven Field this past year, and we expect our growth in tertiary oil production and reserves to continue. We are enthusiastic about the inventory of assets we have compiled, while continuing to look for additional tertiary opportunities for a future Phase III and IV program. With the proceeds from the offshore sale, we have reduced our debt to minimal levels and historically low leverage ratios, giving us the ultimate financial flexibility for the future. We expect to grow our tertiary oil production almost 50% during 2005 and our total corporate production by approximately 11%, all from internal organic growth. We are bullish on oil prices even though we still use much lower oil prices for our internal economic evaluations. With our significant inventory of oil projects, we believe we have ideally positioned Denbury as any price increase will enhance the value of both our current proved reserves and our future potential reserves."

Conference Call
---------------

     The public is invited to listen to the Company's conference call set for today, February 24, 2005, at 10:00 A.M. CDT. The call will be broadcast live over the Internet at our web site: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our Web site for approximately 30 days and will also be available for playback for one month after the call by dialing (888) 203-1112 or (719) 457-0820.

Annual Meeting
--------------

     The Company today announced its 2004 Annual Meeting of Shareholders will be held on Wednesday, May 11th at 3:00 P.M., local time, at the offices of the Company located at 5100 Tennyson Parkway, Plano, Texas. The record date for determination of shareholders entitled to vote at the annual meeting will be the close of business on March 31, 2005.

Financial and Statistical Data Tables
-------------------------------------

     Following are financial highlights for the comparative fourth quarters and annual periods ended December 31, 2004 and December 31, 2003. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

FOURTH QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

                                                                        Three Months Ended
                                                                            December 31,
                                                                ----------------------------------      Percentage
                                                                    2004                 2003             Change
                                                                ------------          ------------     ------------
Revenues:
  Oil sales                                                           75,645                48,444           56%
  Gas sales                                                           36,757                41,747          -12%
  CO2 sales and transportation fees                                    1,654                 1,316           26%
  Loss on effective hedge contracts                                  (24,012)               (9,138)        >100%
  Interest and other income                                              830                   840           -1%
                                                                ------------          ------------
       Total revenues                                                 90,874                83,209            9%
                                                                ------------          ------------

Expenses:
  Lease operating expenses                                            20,268                21,589           -6%
  Production taxes and marketing expense                               5,256                 3,695           42%
  CO2 operating costs                                                    730                   257         >100%
  General and administrative                                           6,338                 4,577           38%
  Interest                                                             4,551                 5,155          -12%
  Depletion, depreciation and accretion                               21,262                25,459          -16%
  (Gain) loss on ineffective hedge contracts                          (1,282)                  124         >100%
                                                                ------------          ------------
       Total expenses                                                 57,123                60,856           -6%
                                                                ------------          ------------
Income before income taxes                                            33,751                22,353           51%

Income tax provision (benefit)
  Current income taxes                                                   884                  (214)        >100%
  Deferred income taxes                                               10,386                  7,35           41%
                                                                ------------          ------------
NET INCOME                                                            22,481                15,210           48%
                                                                ============          ============
Net income per common share:
  Basic                                                                 0.41                  0.28           46%
  Diluted                                                               0.39                  0.27           44%

Weighted average common shares outstanding:
  Basic                                                               55,259                54,051            2%
  Diluted                                                             58,076                55,714            4%

Production (daily - net of royalties)
  Oil (barrels)                                                       19,644                19,020            3%
  Gas (mcf)                                                           56,002                93,424          -40%
  BOE (6:1)                                                           28,977                34,590          -16%

Unit sales price (including hedges)
  Oil (per barrel)                                                     29.63                 24.85           19%
  Gas (per mcf)                                                         5.64                  4.37           29%

Unit sales price (excluding hedges)
  Oil (per barrel)                                                     41.86                 27.69           51%
  Gas (per mcf)                                                         7.13                  4.86           47%

                                                                        Three Months Ended
                                                                            December 31,
                                                                ----------------------------------      Percentage
                                                                    2004                 2003             Change
                                                                ------------          ------------     ------------
Reconciliation of Non-GAAP
  Financial Measure to GAAP (1)
Adjusted cash flow from
  operations (non-GAAP measure)                                       48,632                47,836            2%
Net change in assets and liabilities relating to
  operations                                                         (30,951)                3,939         >100%
                                                                ------------          ------------
Cash flow from operations (GAAP measure)                              17,681                51,775          -66%
                                                                ============          ============

Oil & gas capital investments                                         48,464                38,860           25%
CO2 capital investments                                                7,299                 6,665           10%
Proceeds from sales of oil and gas properties                          9,296                    82         >100%

BOE data (6:1)
  Revenue                                                              42.16                 28.34           49%
  Loss on settlements of derivative contracts                         (11.18)                (2.87)        >100%
  Lease operating costs                                                (7.60)                (6.78)          12%
  Production taxes and marketing expense                               (1.97)                (1.16)          70%
                                                                ------------          ------------
    Production netback                                                 21.41                 17.53           22%
  CO2 operating cash flow                                               0.35                  0.33            6%
  General and administrative                                           (2.38)                (1.44)          65%
  Net cash interest expense                                            (1.28)                (1.36)          -6%
  Current income taxes and other                                        0.14                 (0.03)        >100%
  Changes in asset and liabilities                                    (11.61)                 1.24         >100%
                                                                ------------          ------------
    Cash flow from operations                                           6.63                 16.27          -59%
                                                                ============          ============

(1) See "Non-GAAP Measures" at the end of this report.

TWELVE MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

                                                                        Twelve Months Ended
                                                                            December 31,
                                                                ----------------------------------      Percentage
                                                                   2004                   2003            Change
                                                                ------------          ------------     ------------
Revenues:
  Oil sales                                                          256,843               189,442           36%
  Gas sales                                                          187,934               196,021           -4%
  CO2 sales and transportation fees                                    6,276                 8,188          -23%
  Loss on effective hedge contracts                                  (70,469)              (62,210)          13%
  Interest and other income                                            2,252                 1,829           23%
                                                                ------------          ------------
    Total revenues                                                   382,836               333,270           15%
                                                                ------------          ------------
Expenses:
  Lease operating expenses                                            87,107                89,439           -3%
  Production taxes and marketing expense                              18,737                14,819           26%
  CO2 operating costs                                                  1,338                 1,710          -22%
  General and administrative                                          21,461                15,189           41%
  Interest                                                            19,468                23,201          -16%
  Loss on early retirement of debt                                         -                17,629         >100%
  Depletion, depreciation and accretion                               97,527                94,708            3%
  (Gain) loss on ineffective hedge contracts                          15,358                (3,578)        >100%
                                                                ------------         -------------
      Total expenses                                                 260,996               253,117            3%
                                                                ------------         -------------
Income before income taxes                                           121,840                80,153           52%

Income tax provision (benefit)
  Current income taxes                                                22,929                   (91)        >100%
  Deferred income taxes                                               16,463                26,303          -37%
                                                                ------------         -------------
Income before cumulative effect of change
  in accounting principle                                             82,448                53,941           53%

Cumulative effect of change in accounting
  principle, net of income taxes of $1,600                                 -                 2,612         >100%
                                                                ------------         -------------
NET INCOME                                                            82,448                56,553           46%
                                                                ============         =============
Net income per common share - basic:
  Income before cumulative effect of change
    in accounting principle                                             1.50                  1.00           50%
  Cumulative effect of change in accounting
    principle                                                              -                  0.05         >100%
                                                                ------------         -------------
    Net income per common share - basic                                 1.50                  1.05           43%
                                                                ============         =============
Net income per common share - diluted:
  Income before cumulative effect of change
    in accounting principle                                             1.44                  0.97           48%
  Cumulative effect of change in accounting
    principle                                                              -                  0.05         >100%
                                                                ------------         -------------
    Net income per common share - diluted                               1.44                  1.02           41%
                                                                ============         =============

                                       7

                                                                        Twelve Months Ended
                                                                            December 31,
                                                                ----------------------------------      Percentage
                                                                    2004                 2003             Change
                                                                ------------          ------------     ------------
Weighted average common shares outstanding:
  Basic                                                               54,871                53,881            2%
  Diluted                                                             57,301                55,464            3%

Production (daily - net of royalties)
  Oil (barrels)                                                       19,247                18,894            2%
  Gas (mcf)                                                           82,224                94,858          -13%
  BOE (6:1)                                                           32,951                34,704           -5%

Unit sales price (including hedges)
  Oil (per barrel)                                                     27.36                 24.52           12%
  Gas (per mcf)                                                         5.57                  4.45           25%

Unit sales price (excluding hedges)
  Oil (per barrel)                                                     36.46                 27.47           33%
  Gas (per mcf)                                                         6.24                  5.66           10%

Reconciliation of Non-GAAP
  Financial Measure to GAAP: (1)
Adjusted cash flow from
  operations (non-GAAP measure)                                      200,353               189,802            6%
Net change in assets and liabilities relating to
  operations                                                         (31,701)                7,813         >100%
                                                                ------------          ------------
Cash flow from operations (GAAP measure)                             168,652               197,615          -15%
                                                                ------------          ------------

Oil & gas capital investments                                        178,070               158,444           12%
CO2 capital investments                                               50,265                22,673         >100%
Proceeds from sales of oil and gas properties                        197,575                29,410         >100%

Cash and cash equivalents                                             54,889                24,188         >100%
Short-term investments                                                35,321                     -           N/A
Total assets                                                         992,706               982,621            1%
Total long-term debt (excluding discount)                            229,184               300,000          -24%
Total stockholders' equity                                           541,672               421,202           29%

BOE data (6:1)
  Revenue                                                              36.88                 30.43           21%
  Loss on settlements of derivative contracts                          (7.01)                (4.91)          43%
  Lease operating costs                                                (7.22)                (7.06)           2%
  Production taxes and marketing expense                               (1.55)                (1.17)          32%
                                                                ------------          ------------
    Production netback                                                 21.10                 17.29           22%
  CO2 operating cash flow                                               0.41                  0.51          -20%
  General and administrative                                           (1.78)                (1.20)          48%
  Net cash interest expense                                            (1.34)                (1.61)         -17%
  Current income taxes and other                                       (1.78)                (0.01)        >100%
  Changes in asset and liabilities                                     (2.63)                 0.62         >100%
                                                                ------------          ------------
    Cash flow from operations                                          13.98                 15.60          -10%
                                                                ============          ============

(1) See "Non-GAAP Measures" at the end of this report.

Non-GAAP Measures
-----------------

     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company's Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this measure separately, as it believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period. For a further discussion, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Operating Results" in our latest Form 10-Q or Form 10-K.

     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds key operating acreage in the onshore Louisiana and Texas Barnett Shale areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.

     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including expected reserve quantities and values relating to the Company's proved reserves, the Company's potential reserves from its tertiary operations, forecasted production levels relating to the Company's tertiary operations and overall production levels, estimated capital expenditures for 2005, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.

                        For further information contact:

Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Chief Financial Officer, 972-673-2000 www.denbury.com